Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated February 12, 2004)          Registration Number 333-111738


                                  $270,000,000

                              QUANTA SERVICES, INC.

               4.50% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
                                       AND
    THE COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THE DEBENTURES

                        ---------------------------------

           This prospectus supplement relates to the resale by the holders of our 4.50% Convertible Subordinated Debentures Due 2023 and the shares of our common stock issuable upon the conversion or repurchase of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 12, 2004. The terms of the debentures are set forth in the prospectus.

               THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 5 OF THE PROSPECTUS.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The information in the table appearing under the heading "Selling Security Holders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                          PRINCIPAL AMOUNT OF         PERCENTAGE OF         SHARES OF        PERCENTAGE OF
                                        DEBENTURES BENEFICIALLY        DEBENTURES          COMMON STOCK      COMMON STOCK
NAME                                     OWNED THAT MAY BE SOLD        OUTSTANDING           OFFERED          OUTSTANDING
----                                     ----------------------        -----------           -------          -----------
Banc of America Securities LLC (1).....      $    6,075,000               2.25%              545,529               *


-------------------------------
* Less than one percent.

(1) Banc of America Securities LLC, a broker-dealer, was an initial purchaser of the debentures. Banc of America Securities LLC is controlled by Bank of America Corporation, which is a public company.


                        ---------------------------------

            The date of this prospectus supplement is March 8, 2004.